As filed with the Securities and Exchange Commission on May 25, 2012

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

BG MEDICINE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-3506204
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

610 Lincoln Street North

Waltham, Massachusetts 02451

(781) 890-1199

(Address, Including Zip Code, of Principal Executive Offices)

BG MEDICINE, INC. 2010 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK PLAN

BG MEDICINE, INC. 2010 EMPLOYEE STOCK PURCHASE PLAN

(Full Titles of the Plans)

Eric Bouvier

President and Chief Executive Officer

BG Medicine, Inc.

610 Lincoln Street North

Waltham, Massachusetts 02451

(781) 890-1199

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

William T. Whelan, Esq.

Linda K. Rockett, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

(617) 542-6000

Facsimile: (617) 542-2241

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	494,990 shares	$3.92	$1,940,360.80	$222.37

(1)	The number of shares of common stock, par value $0.001 per share (“Common Stock”), of BG Medicine, Inc. (the “Registrant”) stated above consists of (a) 449,991 additional shares of Common Stock reserved under the BG Medicine, Inc. 2010 Employee, Director and Consultant Stock Plan (the “2010 Stock Plan”) as result of the automatic increase in shares reserved thereunder on January 1, 2012 pursuant to the terms of the 2010 Stock Plan; and (b) 44,999 additional shares of Common Stock reserved under the BG Medicine, Inc. 2010 Employee Stock Purchase Plan (the “2010 ESPP” and together with the 2010 Stock Plan, the “Plans”) as result of the automatic increase in shares reserved thereunder on January 1, 2012 pursuant to the terms of the 2010 ESPP. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of certain anti-dilution and other provisions of the Plans.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price for the additional shares reserved for future grant or issuance under the 2010 Stock Plan and additional shares reserved for future issuance under the 2010 ESPP, are based on the average ($3.92) of the high and the low price of Registrant’s Common Stock as reported on The NASDAQ Global Market as of a date (May 21, 2012) within five business days prior to filing this Registration Statement.

This Registration Statement registers additional securities of the same class as other securities for which the registration statement filed on Form S-8 (SEC File No. 333-172208) of the Registrant is effective. The information contained in the Registrant’s registration statement on Form S-8 (SEC File No. 333-172208) is hereby incorporated by reference pursuant to General Instruction E.

PART II

Item 8. Exhibits.

The Index of Exhibits immediately following the signatures to this Registration Statement is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Massachusetts on May 25, 2012.

BG MEDICINE, INC.

By	/s/ Eric Bouvier
Eric Bouvier
President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Eric Bouvier and Michael W. Rogers, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of BG Medicine, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric Bouvier Eric Bouvier	President, Chief Executive Officer and Director (principal executive officer)	May 25, 2012

/s/ Michael W. Rogers Michael W. Rogers	Executive Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)	May 25, 2012

/s/ Noubar B. Afeyan, Ph.D. Noubar B. Afeyan, Ph.D.	Director	May 25, 2012

/s/ Harrison M. Bains Harrison M. Bains	Director	May 25, 2012

/s/ Stéphane Bancel Stéphane Bancel	Executive Chairman of the Board of Directors	May 25, 2012

/s/ Timothy Harris, Ph.D., D.Sc. Timothy Harris, Ph.D., D.Sc.	Director	May 25, 2012

/s/ Stelios Papadopoulos, Ph.D. Stelios Papadopoulos, Ph.D.	Director	May 25, 2012

/s/ Brian S. Posner Brian S. Posner	Director	May 25, 2012

INDEX OF EXHIBITS

Exhibit Number	Description

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of shares being registered.

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).